Exhibit 21.1

SIRIUS XM HOLDINGS INC.

SUBSIDIARIES

Sirius XM Radio Inc.

Satellite CD Radio LLC

Sirius XM Connected Vehicle Services Inc.

Sirius XM Connected Vehicle Services Holdings Inc.

SXM CVS Canada Inc.

XM Emall Inc.

XM 1500 Eckington LLC

XM Investment LLC

XM Radio LLC